SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 2)


                               The CIT Group, Inc.
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                                (Name of Issuer)

                      Class A Common Stock,$0.01 Par Value
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                         (Title of Class of Securities)

                                    125577106
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                                 (CUSIP Number)

                                  June 1, 2001
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

CUSIP No. 125577106
          ---------                 13G                        Page 2 of 3 Pages

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   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         The Dai-Ichi Kangyo Bank, Limited
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   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ ]

                                                              (b)[X]
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   3.    SEC USE ONLY


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   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Japan
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      NUMBER OF         5.     SOLE VOTING POWER              none
        SHARES
     BENEFICIALLY       6.     SHARED VOTING POWER            none
       OWNED BY
         EACH           7.     SOLE DISPOSITIVE POWER         none
      REPORTING
     PERSON WITH        8.     SHARED DISPOSITIVE POWER       none

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   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES   [ ]
         CERTAIN SHARES*

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
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  12.    TYPE OF REPORTING PERSON*


         CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 3 Pages

     On February 11, 1999, the reporting person filed an Amendment No.1 to the
Schedule 13G relating to the Class A common stock, $0.01 par value, of The CIT Group, Inc. This Amendment No. 2 further amends the reporting person's Schedule 13G. Items 4 and 5 are hereby amended to read in their entirety as follows:

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)  Amount beneficially owned: none

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote: none

          (ii)  Shared power to vote or to direct the vote: none

         (iii)  Sole power to dispose or to direct the disposition of: none

          (iv)  Shared power to dispose or to direct the disposition of: none

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              June 4, 2001
                         ---------------------------------------------------
                                                (Date)


                                        /s/ Kazumi Otsuka
                         ---------------------------------------------------
                                             (Signature)

                         Name:     Kazumi Otsuka
                         Title:    General Manager, International Planning &
                                   Coordination Office
                         ---------------------------------------------------
                                             (Name/Title)